Exhibit 99.2
Woodard, LLC
Financial Statements
As of July 28, 2007 and July 29, 2006
and for the Three Years Ended July 28, 2007

Woodard, LLC
Index

Page(s)
Report of Independent Auditors	1

Financial Statements

Balance Sheets as of July 28, 2007 and July 29, 2006	2

Statements of Operations and Changes in Members’ Equity (Deficit) for the	3
Years Ended July, 28, 2007, July 29, 2006 and July 30, 2005

Statements of Cash Flows for the Years Ended July 28, 2007,
July 29, 2006 and July 30, 2005	4

Notes to Financial Statements	5-11

Report of Independent Auditors
To the Members of Woodard, LLC:
In our opinion, the accompanying balance sheets and the related statements of operations and changes in members’ equity (deficit) and of cash flows, present fairly, in all material respects, the financial position of Woodard, LLC at July 28, 2007 and July 29, 2006, and the results of its operations and its cash flows for each of the three years in the period ended July 28, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Chicago, Illinois
November 20, 2007

Woodard, LLC
Balance Sheets
July 28, 2007 and July 29, 2006

	July 28,	July 29,
	2007	2006
Assets
Current assets
Cash	$746,173	$2,045,720
Receivables
Trade, less allowance for doubtful accounts of approximately $1,107,000 and $906,000, respectively	8,559,911	9,050,043
Other, net	2,116,100	2,071,341
Inventories, net	6,396,712	6,086,100
Prepaid expenses and other	275,609	295,525

Total current assets	18,094,505	19,548,729

Property, plant and equipment Land and land improvements	85,031	85,031
Buildings	11,282,688	11,282,688
Machinery and equipment	10,429,510	10,234,363
Furniture, fixtures and other	5,994,674	5,919,016
Leasehold improvements	197,317	197,317

	27,989,220	27,718,415
Less: Accumulated depreciation and amortization	27,989,220	18,329,135

	—	9,389,280
Note receivable, supplier	1,209,527	1,439,458

Total assets	$19,304,032	$30,377,467

Liabilities and Members’ Equity (Deficit)
Current liabilities
Accounts payable	$1,947,401	$2,464,983
Due to affiliates, net	403,319	540,492
Accrued expenses	2,547,813	2,923,130

Total current liabilities	4,898,533	5,928,605
Related party debt, net of unamortized discount	14,842,636	14,462,372
Related party line of credit	10,400,000	11,500,000
Deferred employee benefits	901,018	871,992

Total liabilities	31,042,187	32,762,969
Members’ equity (deficit)	(11,738,155)	(2,385,502)

Total liabilities and members’ equity (deficit)	$19,304,032	$30,377,467

The accompanying notes are an integral part of these financial statements.

Woodard, LLC
Statements of Operations and Changes in Members’ Equity (Deficit)
Years Ended July 28, 2007, July 29, 2006 and July 30, 2005

	July 28,	July 29,	July 30,
	2007	2006	2005
Net sales	$88,710,417	$77,146,927	$59,463,816

Cost of sales	71,809,603	63,686,528	50,264,024

Impairment of long-lived assets	8,458,801	—	—

Gross profit	8,442,013	13,460,399	9,199,792

Selling expenses	10,308,357	9,425,003	9,363,489

General and administrative expenses	5,542,989	5,199,242	5,392,801

	15,851,346	14,624,245	14,756,290

Loss from operations	(7,409,333)	(1,163,846)	(5,556,498)

Other income (expense)
Interest income	71,469	59,184	15,966
Interest expense	(2,022,907)	(1,690,574)	(1,224,963)
Other income	8,118	8,420	33,100

	(1,943,320)	(1,622,970)	(1,175,897)

Net loss	(9,352,653)	(2,786,816)	(6,732,395)

Members’ equity (deficit)
Beginning of the year	(2,385,502)	401,314	1,056,269
Members’ contribution	—	—	5,000,000
Issuance of membership interest	—	—	1,077,440

End of the year	$(11,738,155)	$(2,385,502)	$401,314

The accompanying notes are an integral part of these financial statements.

Woodard, LLC
Statements of Cash Flows
Years Ended July 28, 2007, July 29, 2006 and July 30, 2005

	July 28,	July 29,	July 30,
	2007	2006	2005
Cash flows from operating activities
Net loss	$(9,352,653)	$(2,786,816)	$(6,732,395)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,201,285	1,382,532	1,536,425
Provision for doubtful accounts	1,029,700	390,589	(98,319)
Discount on notes receivable and imputed interest on affiliated debt	776,288	340,494	199,318
Impairment of long-lived assets	8,458,801	—	—
Gain on sale of assets	—	—	(525,410)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(584,327)	(3,096,617)	(1,720,802)
(Increase) decrease in inventories	(310,612)	828,468	45,944
(Increase) decrease in prepaid expenses and other	19,916	154,801	49,000
(Increase) decrease in notes receivable	(166,093)	(383,311)	(1,056,147)
Increase (decrease) in accounts payable and due to affiliates	(654,755)	409,215	102,842
Increase (decrease) in accrued expenses and deferred employee benefits	(346,291)	240,418	(1,118,979)

Net cash provided by (used in) operating activities	71,259	(2,520,227)	(9,318,523)

Cash flows from investing activities
Purchases of property and equipment	(270,806)	(207,188)	(478,785)
Proceeds from sale of property and equipment	—	—	1,110,363

Net cash provided by (used in) investing activities	(270,806)	(207,188)	631,578

Cash flows from financing activities
(Repayments) borrowings on line of credit	(1,100,000)	3,550,000	(10,150,000)
Proceeds from issuance of debt and membership interest	—	—	15,000,000
Members’ contributions	—	—	5,000,000

Net cash provided by (used in) financing activities	(1,100,000)	3,550,000	9,850,000

Net increase (decrease) in cash	(1,299,547)	822,585	1,163,055
Cash
Beginning of year	2,045,720	1,223,135	60,520

End of year	$746,173	$2,045,720	$1,223,575

Supplemental disclosure of cash flow information
Cash paid for interest	$1,672,180	$1,349,640	$635,299
The accompanying notes are an integral part of these financial statements.

Woodard, LLC
Notes to Financial Statements
1.	Description of Business and Basis of Presentation

Woodard, LLC (the "Company"), a Delaware limited liability company, is owned by Henry Crown and Company, d/b/a CC Industries, Inc. ("CCI") and other related parties (the “Owners”). The Company, which has an operating facility in Owosso, Michigan, manufactures and distributes outdoor furniture and accessories through outdoor furniture dealers and direct sales to mass merchant customers. The Company maintains its administrative offices in Chicago, Illinois.

At July 28, 2007, the owners were committed to a plan to actively market the Company and believed a sale was probable within one year. Accordingly, management designated the Company as held for sale at July 28, 2007. In September, 2007, the owners began exclusive discussions with a third party to sell the majority of operating assets and liabilities of the Company and are currently in the process of negotiating a definitive agreement. An impairment loss of approximately $8.5 million has been recorded in 2007 to adjust the carrying value of the assets of the Company to fair value, based on the negotiated sale price, less costs to sell. As such, the assets and liabilities in the accompanying balance sheet at July 28, 2007, that are included in the sale agreement, are held for sale. Assets and liabilities not included in the sale agreement include: cash; net amounts due to affiliates; the related party debt and line of credit; and the deferred employee benefits. Activities remaining in the Company subsequent to the sale will consist principally of interest income and expense related to the remaining cash and debt balances and any gains or losses that may be generated from the stock and warrants anticipated to be received in connection with the transaction.
2.	Summary of Significant Accounting Policies

Fiscal Year The Company’s fiscal year is based on their selling season and is 52 or 53 weeks ending on the last Saturday in July. Fiscal year 2007 includes 52 weeks.

Cash and Cash Equivalents
For purposes of reporting cash and cash equivalents, the Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.

Other Receivables
Amounts in other receivables represent amounts due from suppliers, net of related reserves, for both warranty claims and Company purchased fabric utilized in the supplier’s production process.

Inventories Inventories are stated at the lower of cost, determined principally by the use of the standard cost method, which approximates first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Expenditures for the maintenance and repair of property, plant and equipment are charged to expense as incurred. Expenditures for major replacement or betterment are capitalized.

Costs incurred for the purchase or development of internal use software are also included within property, plant and equipment and are accounted for under Statement of position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” All costs incurred in the preliminary project stage, as well as maintenance and training are expensed as incurred. Once the development project has reached the preliminary project stage and it is deemed probable that the project will be completed and used as intended, the project is considered to have moved into

Woodard, LLC
Notes to Financial Statements
the application development stage. All costs incurred in the application development stage are capitalized as incurred and are amortized over their estimated useful lives, currently estimated to be three years.

Depreciation and amortization are provided over the estimated useful lives of the assets utilizing the straight-line method, as follows:

Asset Description	Life
Buildings	20-35 years
Leasehold and building improvements	5-35 years
Machinery and equipment	5-10 years
Furniture, fixtures and other	3-10 years
Supplier Advance
During 2004, the Company entered into a distribution agreement with one of its suppliers and agreed to make certain advance payments for inventory purchases. In April 2007, the Company issued a non-interest bearing promissory note to the supplier in exchange for the unpaid advances issued to date of $1,477,000. Upon issuing the non-interest bearing note, the Company imputed interest at 7.5%, the Company’s current borrowing rate and reduced the value of the note by approximately $400,000 as a charge to Cost of Goods Sold in the accompanying Statement of Operations. In addition, approximately $20,000 of interest income was recognized from the discounted note during 2007.

The promissory note includes a minimum payment schedule of principal payments at 2.5% of weekly inventory purchases from the supplier. The outstanding balance of the note that is not expected to be paid within one year based upon the projected volume of purchases has been classified as long-term in the accompanying balance sheets. Total purchases from this supplier were approximately $8.4 million, $7.3 million and $6.4 million for 2007, 2006 and 2005, respectively.

Long-Lived Assets
The Company continually evaluates whether circumstances have occurred that indicate the remaining estimated useful life of its long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

As discussed in Note 1, an impairment loss of $8.5 million was recorded in 2007 to adjust the carrying value of the assets of the Company to fair value, less costs to sell.

Woodard, LLC
Notes to Financial Statements
Insurance
The Company is insured through commercial policies, which are shared by affiliated businesses, and name the Company as an insured. These policies are managed by CCI’s Risk Management Department. Workers’ compensation, commercial general liability and business automobile liability are insured under deductible programs. Catastrophic liability insurance is purchased in excess of CCI’s primary coverage. Provision for workers’ compensation losses under the CCI insurance program is recorded by the Company, based upon an actuarial estimate of the ultimate liability for claims incurred, provided by CCI’s insurance consultant. The Company recognized workers’ compensation and insurance expense of approximately $124,000, $212,000 and $170,000 in 2007, 2006 and 2005, respectively.

Product Warranties
The Company provides customers with warranties for various periods primarily covering defects in material and workmanship. The Company has established an accrual for anticipated future warranty costs based upon historical claim experience, forecasted retail sales, the level of paid dealer inventories and known warranty issues.

Income Taxes
The Company is a limited liability company, whereby the income (loss) of the Company is allocated to its members for inclusion in their respective tax returns. Accordingly, no liability or provision for federal income taxes attributable to the Company’s operations is included in the accompanying financial statements. The Company is subject to various state and local taxes arising from operations.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the period. Actual results could differ from those estimates and assumptions.

Revenue Recognition and Receivables
Sales are recognized upon shipment of product. Provisions for discounts to customers and returns and other adjustments are recorded as a reduction of sales at the time sales are recorded. Consistent with industry practices, the Company offers preseason early-order programs that carry extended terms whereby customers may order and take delivery of products prior to the selling season. Products sold under preseason programs have no right of return.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when incurred, have been within the range of management expectations. These allowances are established based upon current and historical information and aging of the accounts. Provisions for sales incentives and other sales-related expenses are recorded at the time of the sale.

Shipping and handling fees billed are included in sales in the income statement. Costs related to shipping and handling are included in cost of sales.

Woodard, LLC
Notes to Financial Statements
Concentration of Credit Risk
Concentration of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major customers. One customer accounted for 13.4%, 12.0% and 11.2% of sales in 2007, 2006 and 2005, respectively. Accounts receivable for this customer was 20.4% of total accounts receivable in 2007. Another customer accounted for 11.8% of sales in 2007.

Reclassification
Certain reclassifications have been made to the financial statements for the July 29, 2006 period to conform to the July 28, 2007 presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

3.	Inventories

Inventories are as follows:

	July 28,	July 29,
	2007	2006
Raw materials	$4,677,214	$4,223,813
Work in process	462,015	448,691
Finished goods	1,257,483	1,413,596

	$6,396,712	$6,086,100

4.	Retirement Benefits

Defined Contribution Plan
Substantially all salaried and hourly employees of the Company are eligible to participate in a CCI sponsored retirement savings plan. These employees are eligible to participate with pretax Section 401(k) payroll deductions, which the Company matches on a discretionary formula basis, as defined. Certain key management personnel are provided other supplemental benefits through nonqualified plans.

The Company’s total matching contribution of Section 401(k) payroll deductions for the retirement savings plan was approximately $107,000, $101,000 and $113,000 in 2007, 2006 and 2005, respectively.

Defined Benefit Pension Plan
Substantially all employees of the Company participate in various CCI noncontributory qualified pension plans. Pension benefits are fully vested after five years. Salaried employees’ benefits are calculated based on a career average compensation formula. Hourly employees’ benefits are calculated based on a flat benefit amount per year of service. CCI’s funding policy is to contribute annually to maintain a funding level of at least 90% of the amount required under Employee Retirement Income Security Act of 1974 guidelines.

Pension expense allocated to the Company under the plans was approximately $133,000, $136,000 and $119,000 in 2007, 2006 and 2005, respectively. Included in deferred employee benefits is an obligation of approximately $92,000 and $71,000 to CCI for pension costs at July 28, 2007 and July 29, 2006, respectively, which have been allocated to the Company by CCI and represent CCI’s estimate of such costs related to the Company’s participants in the plan.

Woodard, LLC
Notes to Financial Statements
5.	Other Postretirement Benefits

The Company participates in a defined benefit postretirement health care and life insurance plan sponsored by CCI, which had covered substantially all salaried employees. Effective January 1, 2000, the Company discontinued granting eligibility for postretirement benefits for Medicare eligible employees. However, a group of active employees who had reached age 50 and had a minimum of 12 years of service as of December 31, 2000 continue to retain eligibility in the benefit. In addition, retirees participating in the program as of December 31, 2000 also retain their eligibility.

The plan pays stated percentages of most necessary medical expenses incurred by retirees, reduced for payments by Medicare or other providers and after a stated deductible has been met. The plan is contributory for pre-Medicare health care costs, with retiree contributions equal to the average annual cost for an active employee. After becoming Medicare eligible, retirees with continued eligibility are not required to make a contribution. The accounting for the plan anticipates future cost sharing to increase at the health care trend rate. The expected cost of these postretirement benefits is charged to expense during the years employees render service. The plan is unfunded.

Postretirement benefit expense allocated to the Company under the plans was approximately $36,000, $47,000 and $45,000 in 2007, 2006 and 2005, respectively. Included in deferred employee benefits is an obligation of approximately $809,000 and $801,000 to CCI for post retirement costs at July 28, 2007 and July 29, 2006, respectively, which have been allocated to the Company by CCI and represent CCI’s estimate of such costs related to the Company’s participants in the plan.

6.	Related Party Debt

The Company is dependent on the availability of capital from a related party for working capital and other needs. The Company has a $32 million unsecured line of credit with the related party with no expiration date. Effective July 1, 2005, interest on borrowings under the line are calculated using a rate equal to the thirty day LIBOR rate plus 230 basis points, and changing the first day of each month (7.63% at July 28, 2007). The related party has confirmed with the Company that it does not intend to demand payment under this line of credit during fiscal year 2008. As such, these borrowings have been classified as long-term debt in the accompanying balance sheet.

In December 2004, the Company issued $15 million in subordinated loan notes to three individual related parties. The related party notes have a stated interest rate of 2.6%, due annually on November 30. In consideration for the notes, these individuals were issued a 15% membership interest in the Company. The company assigned a value of approximately $1.1 million to the membership interest and approximately $13.9 million to the notes. The discounted value of the notes is being accreted to face value over the term of the notes, using an imputed interest rate of 5.25% which was equal to the prime rate in effect in December 2004. The notes had an original maturity date of December 1, 2007; however, on August 20, 2007, the $15 million in subordinated loan notes were contributed to equity. As such, these borrowings have been classified as long-term debt in the accompanying balance sheet.

Interest expense on all related party debt totaled approximately $2.0 million, $1.7 million and $1.2 million in 2007, 2006 and 2005, respectively.

Woodard, LLC
Notes to Financial Statements
7.	Related Party Transactions

CCI charges a management fee to the Company, which amounted to $566,000, $619,000 and $714,000 in 2007, 2006 and 2005, respectively, and is included in General and Administrative Expenses in the accompanying Statements of Operations. CCI also incurs expenses on behalf of the Company for various professional fees and bank charges. These expenses, which are reimbursed by the Company, totaled approximately $38,000, $37,000 and $46,000 in 2007, 2006 and 2005 respectively. Net amounts due to CCI are included in due to affiliates. In addition, as discussed in Note 9, the Company leases office space from a related party.

The Company made purchases totaling $24.9 million, $23.3 million and $13.8 million in 2007, 2006 and 2005 respectively from a Chinese joint venture which is 50% owned by related parties. The liability to the joint venture was approximately $11,000 and $400,000 at July 28, 2007 and July 29, 2006, respectively.

8.	Contingencies

The Company has been named as a defendant in various lawsuits alleging personal injury and product liability claims that arise in the ordinary course of business.

Although it is difficult to estimate the liability of the Company related to these claims, in the opinion of management of the Company, these matters will not have a material adverse effect on the Company’s financial position or results of its operations.

9.	Lease Commitments

The Company leases space for its office headquarters and various other facilities. The following is a schedule of those and other personal property future minimum lease commitments at July 28, 2007:

Years ending
2008	$919,909
2009	14,644

Total future minimum lease commitments	$934,553

Related party future lease payments are $221,000 and $0 for 2008 and 2009, respectively.

Total rent expense was approximately $1.4 million, $1.3 million and $1.0 million for 2007, 2006 and 2005, respectively. Included in this amount is rent for office space leased from a related party totaling $377,000, $367,000 and $345,000 in 2007, 2006 and 2005, respectively.

The Company subleases a facility in Ontario, California and as such, recorded sublease income of approximately $701,000, $689,000 and $284,000 in 2007, 2006 and 2005, respectively. The total of minimum sublease rentals to be received in 2008 amounted to $347,887.

Woodard, LLC
Notes to Financial Statements
10. Product Warranties
Liabilities for product warranties are as follows:

	July 28,	July 29,
	2007	2006
Beginning balance	$862,953	$562,954
Accruals for warranties	794,594	1,654,658
Settlements made during the period	(1,073,594)	(1,354,659)

Ending balance	$583,953	$862,953